Exhibit 5.1

May 20, 2026

Brainstorm Cell Therapeutics Inc.

1325 Avenue of Americas, 28th Floor

New York, NY 10019

Attention: Chief Executive Officer

Ladies and Gentlemen:

Brainstorm Cell Therapeutics Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 1,310,528 shares (the “Shares”) of the Company’s common stock, par value $0.00005 per share (the “Common Stock”), (ii) up to 2,233,334 shares (the “Pre-Funded Warrant Shares”) of Common Stock, issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) and (iii) up to 4,252,634 shares of Common Stock (the “Common Warrant Shares,” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”) issuable upon exercise of common stock purchase warrants (the “Common Stock Purchase Warrants,” and together with the Pre-Funded Warrants, the “Warrants”). The Shares and Warrants were issued to the selling securityholders pursuant to (i) that certain Securities Purchase Agreement, dated February 9, 2026, by and among the Company and the investor signatory thereto (the “February 9, 2026 Securities Purchase Agreement”); (ii) that certain Securities Purchase Agreement, dated February 24, 2026, by and among the Company and the investor signatory thereto (the “February 24, 2026 Securities Purchase Agreement”); (iii) those two certain Securities Purchase Agreement, dated May 11, 2026, by and among the Company and the investor signatories thereto (the “May 11, 2026 Securities Purchase Agreements”) and (iv) that certain Securities Purchase Agreement, dated May 19, 2026, by and among the Company and the investor signatory thereto (the “May 19, 2026 Securities Purchase Agreement, ” and together with the February 9, 2026 Securities Purchase Agreement, the May 11, 2026 Securities Purchase Agreements, and the May 19, 2026 Securities Purchase Agreement, the “Securities Purchase Agreements”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Securities Purchase Agreements and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that that (i) the Shares are duly authorized and validly issued, fully paid and non-assessable and (ii) the Pre-Funded Warrant Shares and Common Warrant Shares have been duly authorized and, when issued and delivered by the Company in the manner described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we express no opinion as to the laws of any other jurisdiction.

May 20, 2026

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP